Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                          LINEAR TECHNOLOGY CORPORATION

                                   ARTICLE I

         The name of this corporation is Linear Technology Corporation (the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $0.001 per share ("Preferred"), and Common Stock, par value $0.001 per share ("Common"). The total number of shares of Common that the Corporation shall have authority to issue is 2,000,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 2,000,000.

         The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

         For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series.

         If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

         The Corporation is to have perpetual existence.


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                                   ARTICLE VI

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors shall be fixed and may be changed from time to time by an amendment to the Bylaws duly adopted by the stockholders or by the Board of Directors.

         B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

         C. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

         D. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

         E. At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to cumulative voting rights as to the directors to be elected by each class or series in accordance with the provisions of Section 214 of the General Corporation Law of the State of Delaware.

                                  ARTICLE VII

         The name and mailing address of the incorporator are as follows:

                  Herbert P. Fockler
                  Wilson Sonsini Goodrich and Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304

                                  ARTICLE VIII

         The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

                                   ARTICLE IX

         A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         C. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this
Article IX, with respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE X

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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         IN WITNESS WHEREOF,  the undersigned  incorporator  hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.

                                           s/ Herbert P. Fockler
                                           -------------------------------------
                                           Herbert P. Fockler
                                           Incorporator

Dated: October 20, 2000